UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

NEXXUS LIGHTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXXUS LIGHTING, INC.

9400-200 Southridge Park Court

Orlando, Florida 32819

April 25, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nexxus Lighting, Inc. The Annual Meeting will be held at the principal executive offices of Nexxus Lighting, Inc. at 9400-200 Southridge Park Court, Orlando, Florida 32819, on Thursday, the 17th day of May, 2007, at 10:00 a.m. Eastern Time, and thereafter as it may from time to time be adjourned.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you may do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael A. Bauer

President and Chief Executive Officer

NEXXUS LIGHTING, INC.

NOTICE OF

2007 ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Date:	May 17, 2007
Time:	10:00 a.m.
Place:	Nexxus Lighting, Inc.
9400-200 Southridge Park Court Orlando, Florida 32819

Dear Stockholders:

At our Annual Meeting, we will ask you to:

•	Elect seven directors to the Board of Directors;

•	Approve an amendment to the 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 450,000 to 670,000 shares;

•	Ratify the appointment of Cross, Fernandez & Riley, LLP as our independent registered public accountants for the fiscal year ending December 31, 2007; and

•	Transact any other business that may properly be presented at the Annual Meeting.

RECORD DATE

If you were a stockholder of record at the close of business on April 2, 2007, you are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available during business hours for ten days prior to the Annual Meeting at our offices, 9400-200 Southridge Park Court, Orlando, Florida 32819, for examination by any stockholder for any purpose germane to the meeting.

PROOF OF OWNERSHIP

Attendance at the Annual Meeting will be limited to stockholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you must present proof of your ownership of Nexxus Lighting shares at the Annual Meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Nexxus Lighting shares.

By order of the Board of Directors,

Michael A. Bauer
President and Chief Executive Officer

April 25, 2007

PROXY STATEMENT FOR THE

NEXXUS LIGHTING, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

Information About The Annual Meeting and Voting

Why Did You Send Me this Proxy Statement?

The Board of Directors of Nexxus Lighting, Inc. sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 25, 2007 to all stockholders entitled to vote. Stockholders who owned Nexxus Lighting common stock at the close of business on April 2, 2007 are entitled to vote. Effective April 2, 2007, there were 6,711,556 shares of common stock outstanding. Common stock is our only class of voting stock. In this Proxy Statement, unless the context otherwise requires, “Nexxus Lighting,” “we,” “our,” “us,” the “Company” and similar expressions refer to Nexxus Lighting, Inc., a Delaware corporation. Effective April 11, 2007, we changed our name from “Super Vision International, Inc.” to “Nexxus Lighting, Inc.”

We are also sending along with this Proxy Statement, the Company’s Annual Report on Form 10-KSB for the Year Ended December 31, 2006, which includes our Financial Statements. The Annual Report on Form 10-KSB is not to be regarded as proxy solicitation material.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote for each matter to be acted upon at the Annual Meeting. The proxy card enclosed herewith indicates the number of Nexxus Lighting shares of common stock that you own.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of all seven nominees for director;

•	“FOR” amending the 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 450,000 to 670,000 shares; and

•	“FOR” ratifying the appointment of Cross, Fernandez & Riley, LLP as our independent auditors for fiscal year 2007.

If any other matter is properly presented at the Annual Meeting, your proxy will vote in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date;

•	You may notify Nexxus Lighting’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 2, 2007, the record date for voting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Seven Directors

The seven nominees for director who receive the most votes (a “plurality” as required by Delaware law) will be elected. So, if you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote (i.e., when a broker does not have authority to vote on a specific issue) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Proposal 2: Amendment to 2003 Stock Incentive Plan

The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to approve the amendment to the 2003 Stock Incentive Plan.

Proposal 3: Ratify Appointment of Auditors

The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to ratify the appointment of the independent auditors.

Quorum; The Effect of Broker Non-Votes and Abstentions

A majority of the votes of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. Your broker is not entitled to vote on a proposal unless it receives instructions from you. Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (i) abstain from voting on a particular matter, or (ii) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast in person or by proxy on a matter.

Is Voting Confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by Nexxus Lighting. That information is available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What Are the Costs of Soliciting the Proxies?

Nexxus Lighting pays the cost of preparing, assembling and mailing this proxy soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, electronically or by facsimile by Nexxus Lighting officers and employees without additional compensation. Nexxus Lighting pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Information About Nexxus Lighting, Inc. Common Stock Ownership

How Much Stock is Owned By Directors, Executive Officers and At Least 5% Stockholders?

The following table shows, as of April 2, 2007, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding common stock of Nexxus Lighting, and (b) the common stock owned beneficially by Nexxus Lighting directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

	Shares Beneficially Owned(2)
Beneficial Owner (1)	Number of Shares	Percent Ownership

Brett M. Kingstone(3)	967,967	13.7%
Kingstone Family Ltd Partnership II(4)	967,967	13.7%
Edgar Protiva(5)	31,498	*
Brian McCann(6)	33,000	*
Anthony Nicolosi(6)	20,000	*
Fritz Zeck(6)	24,000	*
Anthony T. Castor (6)	18,600	*
Michael Bauer (7)	131,250	1.9%
Tebo Partners II, LLC, Tebo Capital, LLC and Todd A. Tumbleson(8)	777,020	11.0%
Potomac Capital Partners LP(9)	710,359	10.1%
Potomac Capital International Ltd(10)	492,590	7.1%
Pleiades Investment Partners - RLP(11)	523,509	7.6%
Gregory H. Ekizian as Trustee for the Gregory H. Ekizian Revocable Trust(12)	392,376	5.7%
Kyle Krueger and Anne Krueger (Joint Tenants by the Entirety) dba Bayshore(13)	445,847	6.5%
Michael J. Brown(14)	470,852	6.8%
Orion Capital Investments, LLC(15)	612,565	8.8%
J. Shawn Chalmers Revocable Trust UAD 8/13/96(16)	612,565	8.8%
Robert K. Green Trust under Restated Trust Agreement Dated August 7, 2002(17)	392,376	5.7%
James H. McCroy(18)	392,376	5.7%
The O. Gene Bicknell Revocable Trust(19)	706,277	10.1%
Martin C. Bicknell(20)	784,752	11.2%
All executive officers and directors as a group (7 persons)(21)	1,226,315	16.8%

* Represents a percentage of beneficial ownership that is less than 1%.

(1) Unless otherwise stated, the address for all persons listed above is Nexxus Lighting, Inc., 9400-200 Southridge Park Court, Orlando, Florida 32819.

(2) “Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. For example, you “beneficially” own Nexxus Lighting common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or if you have the right to acquire it within 60 days. The percent of shares beneficially owned as of April 2, 2007 was calculated based upon 6,711,556 outstanding shares of common stock.

(3) This amount includes the following shares owned by the Kingstone Family Limited Partnership II, which Mr. Kingstone controls and is the general partner: (i) 606,280 shares of common stock; and (ii) 289,187 shares of common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) April 2, 2007. In addition, this amount includes 72,500 shares of common stock which may be acquired by Mr. Kingstone upon the exercise of options granted pursuant to the Company’s stock option plans.

(4) The Kingstone Family Limited Partnership II (KFLPII) was formed in 1998 by Mr. Kingstone, and he is the general partner. This amount includes the following shares owned by the Kingstone Family Limited Partnership II, which Mr. Kingstone controls: (i) 606,280 shares of common stock; and (ii) 289,187 shares of common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) April 2, 2007. In addition, this amount includes 72,500 shares of common stock which may be acquired by Mr. Kingstone upon the exercise of options granted pursuant to the Company’s stock option plans.

(5) This amount includes 1,498 shares of common stock. The balance of 30,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 2, 2007, or that will become exercisable within 60 days after April 2, 2007.

(6) All of these shares consist of common stock that may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 2, 2007, or that will become exercisable within 60 days after April 2, 2007.

(7) This amount includes 3,000 shares of common stock. The balance of 128,250 shares of common stock may be acquired upon the exercise of options that were exercisable as of April 2, 2007, or that will become exercisable within 60 days after April 2, 2007.

(8) This amount includes 100,897 shares of common stock and 75,673 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 10,314 shares of common stock and 7,735 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson. Based on a Schedule 13D filed with the Securities and Exchange Commission by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 250,369 shares of common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 32,032 shares of common stock, jointly with his wife. The address of Tebo Partners II, LLC, Tebo Capital, LLC and Todd A. Tumbleson is 12516 Alhambra, Leawood, Kansas 66209.

(9) Includes 304,440 shares of common stock issuable upon exercise of warrants. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Potomac Capital Partners LP is c/o Potomac Capital Management, 825 Third Avenue, 33rd Floor, New York, New York 10022.

(10) Includes 211,110 shares of common stock issuable upon exercise of warrants. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Potomac Capital International Ltd is c/o Potomac Capital Management, 825 Third Avenue, 33rd Floor, New York, New York 10022.

(11) Includes 224,361 shares of common stock issuable upon exercise of warrants. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Pleiades Investment Partners – RLP is c/o Potomac Capital Management, 825 Third Avenue, 33rd Floor, New York, New York 10022.

(12) Includes 168,161 shares of common stock issuable upon exercise of warrants. Gregory H. Ekizian is the natural person with voting and investment control over these shares. The address of Gregory H. Ekizian as Trustee for the Gregory H. Ekizian Revocable Trust is 2502 Rocky Point Drive, Suite 500, Tampa, Florida 33607.

(13) Includes 168,161 shares of common stock issuable upon exercise of warrants. The address of Kyle Krueger and Anne Krueger (Joint Tenants by the Entirety) dba Bayshore is P.O. Box 7824, St. Petersburg, Florida 33703.

(14) Includes 201,794 shares of common stock issuable upon exercise of warrants. The address of Michael J. Brown is 11508 Canterbury Circle, Leawood, Kansas 66211.

(15) Includes 248,215 shares of common stock and 168,161 shares of common stock issuable upon exercise of warrants. Also includes 112,108 shares of common stock and 84,081 shares of common stock issuable upon exercise of warrants owned by the J. Shawn Chalmers Revocable Trust UAD 8/13/96. J. Shawn Chalmers is the natural person with voting and investment power over these shares. The address of Orion Capital Investments, LLC is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015, c/o Shawn Chalmers.

(16) Includes 112,108 shares of common stock and 84,081 shares of common stock issuable upon exercise of warrants. Also includes 248,215 shares of common stock and 168,161 shares of common stock issuable upon exercise of warrants owned by Orion Capital Investments, LLC. J. Shawn Chalmers is the natural person with voting and investment power over these shares. The address of the J. Shawn Chalmers Revocable Trust UAD 8/13/96 is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015.

(17) Includes 168,161 shares of common stock issuable upon exercise of warrants. The address of Robert K. Green Trust under Restated Trust Agreement Dated August 7, 2002 is P.O. Box 30386, Kansas City, Missouri 64112.

(18) Includes 168,161 shares of common stock issuable upon exercise of warrants. The address of James H. McCroy is 10975 E. Saguaro Canyon, Scottsdale, Arizona 85255.

(19) Includes 403,587 shares of common stock and 302,690 shares of common stock issuable upon exercise of warrants. Based on a Schedule 13D filed by O. Gene Bicknell and Martin C. Bicknell with the Securities and Exchange Commission on January 7, 2007, O. Gene Bicknell and Martin C. Bicknell share voting power and dispositive power with respect to such securities pursuant to a power of attorney granted to Martin C. Bicknell. According to the Schedule 13D, Martin C. Bicknell may be deemed to beneficially own all of the securities owned by the O. Gene Bicknell Revocable Trust. The address of the O. Gene Bicknell Revocable Trust is 7400 College Boulevard, Suite 205, Overland Park, Kansas 66210.

(20) Includes 44,843 shares of common stock and 33,632 shares of commons stock issuable upon exercise of warrants. Also includes 403,587 shares of common stock and 302,690 shares of common stock issuable upon exercise of warrants owned by the O. Gene Bicknell Revocable Trust. Based on a Schedule 13D filed by O. Gene Bicknell and Martin C. Bicknell with the Securities and Exchange Commission on January 7, 2007, O. Gene Bicknell and Martin C. Bicknell share voting power and dispositive power with respect to such securities pursuant to a power of attorney granted to Martin C. Bicknell. According to the Schedule

13D, Martin C. Bicknell may be deemed to beneficially own all of the securities owned by the O. Gene Bicknell Revocable Trust. The address of Martin C. Bicknell is 7400 College Boulevard, Suite 205, Overland Park, Kansas 66210.

(21) This amount includes shares that may be acquired upon exercise of options and warrants held by directors and executive officers of Nexxus Lighting that were exercisable as of April 2, 2007, or that will become exercisable within 60 days after April 2, 2007.

Information about Directors and Executive Officers

Our Board of Directors

Our Board of Directors oversees the business and affairs of Nexxus Lighting and monitors the performance of management. The directors keep themselves informed through discussions with our president and chief executive officer, other key executives and our principal external advisors (legal counsel, independent auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings. The Company has determined that all directors, other than Mr. Kingstone and Mr. Bauer, are independent under NASDAQ Rule 4200(a)(15) based on information known to the Company and on the annual questionnaire executed by each director.

The Board met thirteen times during fiscal year 2006. During fiscal year 2006, Fritz Zeck attended fewer than 75% of the total number of meetings of the Board of Directors. During 2006, our independent directors met at least two times in executive sessions where only independent directors were present. All Board members are expected to attend the 2007 Annual Meeting of Stockholders, subject to special circumstances. All of our Board members attended the Annual Meeting of Stockholders held in May 2006.

The Committees of the Board

The Board had four standing committees in fiscal year 2006: the Audit Committee, the Compensation Committee, the Strategic Initiatives Committee and the Stock Option Committee. We did not have a standing Nominating Committee during fiscal year 2006; instead, our Board of Directors, as a whole, was responsible for selecting nominees for election as directors and electing executive officers. Director nominees are recommended for the Board’s selection by a majority of our independent directors. The Company believes that obtaining input from all directors in connection with Board nominations enhances the nominating process.

The Audit Committee

The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of Nexxus Lighting’s internal accounting methods and procedures. The Audit Committee reports to the Board of Directors about such matters and recommends the selection of independent auditors. For fiscal year 2006, Messrs. Edgar Protiva, Fritz Zeck, Anthony Castor and Anthony Nicolosi served as members of the Audit Committee. The Audit Committee met five times during fiscal year 2006. All of the members of the Audit Committee are “independent” (as defined by Rule 4200 (a)(15) of the National Association of Securities Dealers’ listing standards). The Board of Directors has adopted a written charter for the audit committee. Our Board of Directors has determined that Mr. Nicolosi is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. For a brief listing of Mr. Nicolosi’s relevant experience, see “Proposal 1: Elect Seven Directors” below. For a report on certain Audit Committee actions during 2006, see the “Audit Committee Report” below.

The Compensation Committee

The Compensation Committee reviews and recommends compensation plans for the top 5 highest paid employees. The Compensation Committee reports to the Board of Directors about such matters and recommends the incentive plans for these employees. For fiscal year 2006, Messrs Brian McCann, Anthony Nicolosi and Fritz Zeck served as members of the Compensation Committee. The Compensation Committee met four times during fiscal year 2006, and held several informal discussions among members of the committee.

The Stock Option Committee

The Stock Option Committee administers the Company’s 2003 stock incentive plan. For fiscal year 2006, Messrs. Edgar Protiva, Anthony Nicolosi and Brian McCann served as members of the Stock Option Committee. The Stock Option Committee met once and took action by written consent five times during fiscal year 2006.

The Strategic Initiatives Committee

The Strategic Initiatives Committee works with the Board of Directors and the Company’s Chief Executive Officer to evaluate and support potential strategic acquisitions, litigation, and technology licensing activities. For fiscal year 2006, Messrs. Anthony Castor, Brett Kingstone and Michael Bauer served as members of the Strategic Initiatives Committee. The Strategic Initiatives Committee met one time during fiscal year 2006, and held several informal discussions among members of the committee.

Director Nominating Process

The Company does not have a formal policy concerning stockholder recommendations for nominees to the Board of Directors. The need for such a policy has not arisen since, to date, the Company has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.

The Company will consider director candidates recommended by stockholders. Any stockholder desiring to make such a recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Company set forth on the attached Notice of 2007 Annual Meeting, no later than the date by which stockholder proposals for action must be submitted. For the date of such submission, see “Information about Stockholder Proposals” below. In order to recommend a candidate for consideration by the Board, a stockholder must provide the Board with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of Nexxus Lighting and information relevant to the considerations described below. The submission should be accompanied by the candidate’s written consent to nomination and to serving as a director, if elected. The Board may require further information.

The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. The Company does not have any formal rules or policies regarding minimum qualifications for nominees, but expects that its candidates be of the highest ethical character, share the values of the Company, be capable of discharging his or her fiduciary duties to the stockholders of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Company with enhancing stockholder value.

The Board of Directors seeks new nominees for election to the Board, when necessary, through a variety of channels, including informal recommendations through business and personal contacts. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Board will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder, or identified through the Board’s own search processes, about whom it is provided appropriate information in a timely manner. The Board of Directors considers nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined below.

All new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board are evaluated based upon a variety of criteria, including the following:

•	the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, or technology;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the need to satisfy governance and other standards set by the SEC and NASDAQ.

The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Company currently does not have a charter with regard to the nomination process.

Director Compensation

Meeting Fees and Expenses

We compensate directors who are not employees of Nexxus Lighting with an annual fee of $1,000 for serving on our Board of Directors. In consideration for serving as chairman of the board for 2006, the Company paid Mr. Kingstone $15,000 on the date of the 2006 Annual Stockholders meeting and such additional compensation as was paid to directors who are not employees of Nexxus Lighting. For each Board or Committee meeting attended in person, non-employee directors receive $500. For attending the Annual Meeting in person, non-employee directors receive $1,000. For meetings attended via telephone, non-employee directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

Option Awards

We compensate directors who are not employees of Nexxus Lighting with annual grants of options to purchase 4,000 shares of common stock for serving on our Board of Directors. The chairperson of the Audit Committee receives an additional annual grant of options to purchase 2,000 shares of common stock. Each of the chairpersons of the Stock Option Committee, the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 1,000 shares of common stock. In addition, each non-employee director receives a one-time grant of options to purchase 6,000 shares of common stock when he or she first becomes a member of the Board. All of the options granted to non-employee directors are granted at an exercise price equal to the market value of the underlying stock at the time of the grant and become exercisable in full six months after the date of grant. During fiscal year 2006, pursuant to the 2003 Stock Incentive Plan, we granted options to purchase 4,000 shares of common stock to each of Edgar Protiva and Fritz Zeck, options to purchase 5,000 shares of common stock to Anthony Castor and options to purchase 6,000 shares of common stock to each of Brian McCann and Anthony Nicolosi, all non-employee directors of Nexxus Lighting at the time the options were granted. All of the options granted to non-employee directors were granted on May 18, 2006 at an exercise price of $2.75 per share and vested on November 18, 2006.

The following table sets forth information regarding the compensation received by each of our non-employee directors during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Brett M. Kingstone(4)	$23,500	$ --	$263,500	$287,000
Edgar Protiva	$ 6,500	$ 6,775	$ --	$ 13,275
Brian McCann	$ 6,250	$12,298	$ --	$ 18,548
Anthony Nicolosi	$ 7,000	$12,965	$ --	$ 19,965
Anthony T. Castor	$ 6,250	$10,248	$ --	$ 16,498
Fritz Zeck	$ 6,000	$ 8,199	$ --	$ 14,199

(1)

Consists of annual cash retainer fees and fees paid for attending meetings of the Board of Directors paid to non-employee directors for service as members of the Company’s Board of Directors. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”

(2)

Consists of the annual stock option retainers awarded to non-employee directors for service on the Company’s Board of Directors. The amounts represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) with respect to outstanding stock options vested for each director. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to the Company’s Financial Statements in our 2006 Annual Report on Form 10-KSB. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(3)

As of December 31, 2006, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Kingstone, 72,500 shares (not including warrants to purchase 289,187 shares of common stock owned by the Kingstone Family Partnership II, which is controlled by Mr. Kingstone); Mr. Protiva, 30,000 shares; Mr. McCann, 33,000 shares; Mr. Nicolosi, 20,000 shares; Mr. Castor 18,600 shares and Mr. Zeck, 24,000 shares. The options were granted under either the Company’s 1994 Stock Option Plan or the Company’s

2003 Stock Incentive Plan. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”
(4)

Fees earned or paid in cash to Mr. Kingstone includes $15,000 paid to Mr. Kingstone on the date of the 2006 Annual Stockholders meeting in consideration for serving as chairman of the board for 2006 and such additional compensation as was paid to directors who are not employees of Nexxus Lighting in the amount of $8,500. All other compensation paid to Mr. Kingstone includes $236,500 paid to Mr. Kingstone for consulting services in 2006.

Our Executive Officers

The biographies of Nexxus Lighting’s executive officers and directors, are included under “Proposal 1: Elect Seven Directors,” below.

Did Directors, Executive Officers and Greater-Than-10% Stockholders Comply with

Section 16(a) Beneficial Ownership Reporting in 2006?

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% stockholders to file reports with the Securities and Exchange Commission on changes in their beneficial ownership of Nexxus Lighting common stock and to provide Nexxus Lighting with copies of the reports. Based solely on our review of these reports, we believe that all filing requirements applicable to our directors and executive officers were timely met during the fiscal year ended December 31, 2006.

How Do We Compensate Our Executive Officers?

The tables below show salaries and bonuses paid during the last two years and options granted in fiscal year 2006 to our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer. No options were exercised in fiscal year 2006 by the executive officers named below. Nexxus Lighting did not have any other executive officers or other employees serving at the end of fiscal year 2006 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All other Compensation(2)	Total

Michael A. Bauer(3)	2006	$ 179,308	$108	$141,123	$ 19,811	$340,350
	2005	$ 120,940	$20,108	$0	$ 22,698	$163,746

Danilo A. Regalado(4)	2006	$ 128,654	$25,500	$0	$ 5,583	$159,737
	2005	$ 118,962	$5,108	$0	$ 9,643	$133,713

(1) The amounts represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) with respect to outstanding stock options vested and performance options estimated to be earned for each named executive officer. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to the Company’s Financial Statements in our 2006 Annual Report on Form 10-KSB.

(2) All other compensation for Mr. Bauer includes a monthly allowance of $1,000 for automobile and other related expenses, partial reimbursement for health insurance premiums and the vested portion of Nexxus Lighting’s 401(k) plan employer match. All other compensation for Mr. Regalado includes the vested portion of Nexxus Lighting’s 401(k) plan employer match and unused vacation pay.

(3) Mr. Bauer was the Vice President of Sales and Marketing of Nexxus Lighting from October 2004 until January 1, 2006, when he became the President and Chief Executive Officer of the Company.

(4) Mr. Regalado was the Executive Vice President and Chief Financial Officer of Nexxus Lighting until his resignation effective November 22, 2006.

Employment Agreements

On September 9, 2005 (the “Signing Date”), we entered into an employment and non-competition agreement with Michael A. Bauer, as amended by Amendment to Employment Agreement dated as of January 15, 2007 (the employment and non-competition agreement, as amended, the “Employment Agreement”). The Employment Agreement provides that Mr. Bauer shall serve as President and Chief Executive Officer of the Company effective January 1, 2006. The Employment Agreement has an initial term expiring on December 31, 2007, and will continue for successive one year increments unless the Employment Agreement is terminated by either party. From the Signing Date until December 31, 2005, Mr. Bauer continued in his position as Vice President of Sales and Marketing of the Company.

The Employment Agreement provides that Mr. Bauer shall receive a base salary of $180,000 per annum (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the Employment Agreement), performance bonus compensation of up to $190,000 for 2006 and a monthly automobile allowance of $1,000. Mr. Bauer also received a one-time moving allowance of $25,000. The actual performance bonus payment is based upon the Company’s achievement of certain financial and performance objectives.

In addition, subject to Mr. Bauer’s continued employment with the Company on the applicable grant and vesting dates, the Company agreed to grant Mr. Bauer certain options to purchase the Company’s common stock (the “Stock Options”). Pursuant to the Employment Agreement, Mr. Bauer received an option to purchase 40,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the Signing Date, which fully vested on the Signing Date. In addition, pursuant to the Employment Agreement, the Company agreed to grant Mr. Bauer (i) an option to purchase 75,000 shares of the Company’s common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2007 and 50,000 shares on March 31, 2007, provided that the Company achieves certain financial milestones set forth in the Company’s 2006 Board approved operating plan and (ii) an option to purchase 75,000 shares of the Company’s common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that the Company achieves certain financial milestones set forth in the Company’s 2007 Board approved operating plan. If the financial milestones are not achieved by the Company, a percentage of the applicable Stock Option may vest, based on the portion of the milestone that was achieved.

On January 15, 2007, the Company and Mr. Bauer, entered into an amendment (the “Amendment”) to the Employment Agreement. The Amendment reduced the Company’s obligation to grant Mr. Bauer stock options based on achieving certain 2006 financial milestones from 75,000 shares to 25,000 shares. The Amendment also modified certain performance goals for earning bonus compensation to, among other things, recognize Mr. Bauer’s leadership and contribution relating to the Company’s successful equity financing in 2006. The Amendment did not change Mr. Bauer’s total 2006 compensation as set forth in the Employment Agreement, or the percentage of total compensation payable as a bonus upon the Company’s achievement of certain financial and performance objectives.

In the event of termination of Mr. Bauer’s employment by the Company for any reason other than cause or disability, Mr. Bauer shall receive twelve months base salary. The Employment Agreement also contains confidentiality and non-competition provisions.

On October 18, 2005, we entered into an employment and non-competition agreement with Danilo A. Regalado. The Employment Agreement provided that Mr. Regalado shall serve as Executive Vice President and Chief Financial Officer of the Company effective January 1, 2006. The Employment Agreement had an initial term expiring on December 31, 2007, and continued for successive one year increments unless the Employment Agreement was terminated by either party. From the signing date until December 31, 2005, Mr. Regalado continued in his positions as Chief Financial Officer and Chief Operating Officer of the Company.

The Employment Agreement provided that Mr. Regalado receive a base salary of $150,000 per annum (which base salary may be increased based on Mr. Regalado’s annual performance review and shall increase no less than 3% per annum during the initial term of the Employment Agreement) and performance bonus compensation of up to $75,000. The actual performance bonus payment was based upon the Company’s achievement of certain financial and performance objectives.

In addition, the Company granted Mr. Regalado an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on September 9, 2005 (the “Grant Date”). The stock option became vested as to 10,000 of the shares subject to the option on the Grant Date. Subject in all instances to Mr. Regalado’s continued employment with the Company on the applicable vesting dates, and provided that certain financial milestones set forth in the Company’s 2006 Board approved operating plan are achieved, the Stock Option could vest as to 7,500 shares subject to such option on January 15, 2007 and 12,500 shares on March 31, 2007, and further provided that certain financial milestones set forth in the Company’s 2007 Board approved operating plan are achieved such option could vest as to 7,500 shares subject to such option on January 15, 2008 and 12,500 shares on March 31, 2008. If the financial milestones are not achieved by the Company, a percentage of the Stock Option may vest, based on the portion of the milestone that was achieved.

In the event of termination of Mr. Regalado’s employment by the Company for any reason other than cause or disability, Mr. Regalado shall receive three months base salary, unpaid reimbursable expenses and accrued and unused benefits. The Employment Agreement also contains confidentiality and non-competition provisions.

Mr. Regalado resigned as Executive Vice President and Chief Financial Officer of the Company, effective November 22, 2006. Pursuant to such resignation, the Employment and Non-Competition Agreement, dated as of October 18, 2005, between the Company and Mr. Regalado terminated. Also, in connection with the termination of Mr. Regalado’s employment, all of his unvested options terminated.

The Company has no other employment agreements with its employees, although all employees sign confidentiality and non-competition agreements.

We have entered into indemnification agreements with certain of our directors and executive officers which provide that we will indemnify such directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company.

Option Grants in Fiscal Year 2006

The following table provides information on stock options granted under our 2003 stock incentive plan during fiscal year 2006 to the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date

Michael A. Bauer	50,000	78%	$ 2.20	December 7, 2016

Danilo A. Regalado	0	--	--	--

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards at December 31, 2006 for the Named Executive Officers in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Michael A. Bauer	50,000(1) 40,000(2) 10,000(4) 10,000(5)	18,250(3)	$2.20 $4.30 $4.30 $3.86 $3.86	12/7/16 9/9/15 9/9/15 10/1/14 9/9/15

Danilo A. Regalado	10,000(6) 10,000(7)		$2.04 $4.30	2/10/13 9/9/15

(1)	Fully vested on December 7, 2006, the date of grant.
(2)	Fully vested on September 9, 2005, the date of grant.
(3)	Fully vested on January 15, 2007 based on achieving certain financial performance milestones relating to fiscal year 2006.
(4)	Option to purchase 5,000 shares vested on October 1, 2004, the date of grant, and options to purchase the remaining 5,000 shares vested on October 1, 2005.
(5)	Fully vested on December 31, 2005 based on achieving certain financial performance milestones relating to fiscal year 2005.
(6)	Fully vested on February 10, 2003, the date of grant.
(7)	Fully vested on September 9, 2005, the date of grant. These options expired unexercised in February 2007 as a result of the termination of Mr. Regalado’s employment with the Company in November 2006.

On December 29, 2006 the last reported sale price of our common stock reported on The NASDAQ Capital Market was $3.32.

Stock Option Plans

1994 Stock Option Plan

Until September 2003 when, in connection with adopting the 2003 Plan, the Board of Directors determined that no further options would be granted under the 1994 Plan, Nexxus Lighting’s employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 1994 stock option plan (the “1994 Plan”). The 1994 Plan, which expired in January 2004, was administered by the Stock Option Committee of the Board of Directors. There were 450,000 shares of our common stock reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan were to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who were expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the Plan was consistent with these purposes.

Options granted under the 1994 Plan could be either incentive options or non-qualified options. Incentive options granted under the 1994 Plan are exercisable for a period of up to 10 years from the date of grant. No options could be granted under the plan after January 2004. Options could be granted only to such employees, officers, directors, consultants and advisors as the Committee selected from time to time in its sole discretion, but only employees of Nexxus Lighting were eligible to receive incentive options.

An optionee could be granted more than one option under the Plan. The Committee determined, in its discretion (subject to the terms of the 1994 Plan), who would be granted options, the time or times at which options would be granted, the number of shares subject to each option, whether the options were incentive options or non-qualified options, and the manner in which options could be exercised. In making such determination, consideration was given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 1994 Plan.

2003 Stock Option Plan

Nexxus Lighting’s employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 2003 stock incentive plan (the “2003 Plan”). The 2003 Plan, which expires in September 2013, is administered by the Stock Option Committee of the Board of Directors. There are 450,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 2003 Plan are consistent with these purposes.

Options granted under the 2003 Plan may be either incentive options or non-qualified options. Incentive options granted under the 2003 Plan are exercisable for a period of up to 10 years from the date of grant. No options can be granted under the plan after September 2013. Options may be granted only to such employees, officers, directors, consultants and advisors as the Committee shall select from time to time in its sole discretion, but only employees of Nexxus Lighting shall be eligible to receive incentive options.

An optionee may be granted more than one option under the Plan. The Committee will, in its discretion, determine (subject to the terms of the 2003 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 2003 Plan.

The 2003 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2003 Plan, materially increase the benefits under the 2003 Plan, or modify the class of persons eligible to receive options under the 2003 Plan shall be subject to the approval of the stockholders of Nexxus Lighting. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Equity Compensation Plan Information as of December 31, 2006

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of common shares available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by stockholders	807,052	$3.93	19,767
Equity compensation plans not approved by stockholders	--	--	--
Totals	807,052	$3.93	19,767

Arrangements with Officers and Directors

On November 18, 1999, the Company filed a lawsuit (case number CI-99-9392) (the “Lawsuit”) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against various defendants (the “Wu Defendants”). The Company is also pursuing litigation against certain parties related to the Wu Defendants (the “Related Litigation”). In June 2003, the Court issued an order of final judgment against all parties in the Lawsuit. Pursuant to the final judgment, the Company was awarded $38,405,978 and further awarded an additional amount for legal fees and costs of $834,297. As of the date of entry of the final judgment, these amounts began accruing interest at a rate of six percent per year. As of December 31, 2006, the total amount due including estimated accrued interest was approximately $48 million. The Company believes that the monetary judgment awarded in the Lawsuit, and any amounts that may be awarded in the Related Litigation, will be very difficult and costly to collect, if collectable at all. The Company may not be successful in collecting any amounts awarded in the Lawsuit or that may be awarded in the Related Litigation. The Company has reached an agreement with Mr. Kingstone (the “Participation Agreement”) regarding funding for collection activities in the Lawsuit or Related Litigation (the “Collection Activities”). Mr. Kingstone has the option of providing personal funds (“Kingstone Funds”), or arranging for funds from third parties (“Third Party Funds”), to pursue Collection Activities. As of December 31, 2006, Mr. Kingstone had provided $350,000 in the form of a Letter of Credit, and arranged for $350,000 of Third Party Funds, to further the Collection Activities. The Kingstone Funds and Third Party Funds were subsequently returned after being used for bonding in connection with Collection Activities. Mr. Kingstone has also notified the Company that he has available, on a standby basis, up to an additional $3,000,000 of bonding capacity to pursue further Collection Activities. In consideration for providing Kingstone Funds and/or Third Party Funds for Collection Activities, and pursuant to the transition agreement between the Company and Mr. Kingstone dated September 9th, 2005, the Company has agreed to pay Mr. Kingstone 50% of amounts actually received by the Company from all Collection Activities less all costs and expenses incurred from time to time by the Company in connection with the Lawsuit, the Related Litigation and the Collection Activities, which have not been recovered by the Company. The Participation Agreement will terminate on December 31, 2009. As of December 31, 2006, the Company had incurred approximately $562,000 in costs and expenses and had recovered approximately $830,000 from Collection Activities. Of the approximately $830,000 recovered, Mr. Kingstone has been paid a total of $263,500 pursuant to the Participation Agreement.

A settlement of all disputes between Ocean Bank and Great Eastern Bank of Florida (Ocean Bank) and the Company in Related Litigation was reached in October 2006 to the mutual satisfaction of all parties. After costs and expenses, including attorneys’ fees and a payment to Mr. Kingstone pursuant to the Participation Agreement of approximately $252,000, Nexxus Lighting received a net amount of approximately $237,000 from the proceeds of the settlement in November 2006.

On September 9, 2005, the Company and Brett M. Kingstone, the Company’s then President, Chief Executive Officer and Chairman of the Board, entered into the Transition Agreement. The Transition Agreement provides that upon stepping down from his position as President and Chief Executive Officer of the Company, effective January 1, 2006, Mr. Kingstone will serve as a consultant to the Company. The Transition Agreement provides that on or before January 1, 2006 Mr. Kingstone shall receive $70,000 and payment of unpaid accrued expenses and benefits as of December 31, 2005 (the “Severance Payment”) in complete satisfaction of any severance or other obligation of the Company to Mr. Kingstone under his Employment Agreement with the Company dated January 1, 1994 (the “Existing Employment Agreement”) and $5,000 to assist in the transition to an offsite office.

The Transition Agreement further provides, that for individual consulting projects requiring over 10 hours of time, upon prior approval, Mr. Kingstone will receive a consulting fee of $100.00 per hour. The Transition Agreement authorizes Mr. Kingstone to perform certain consulting services for the Company in the first half of 2006 for total compensation not to exceed $10,000 per month. The Transition Agreement provides that Mr. Kingstone’s consulting relationship with the Company may be terminated at any time at either party’s option. Subject to re-election by the Company’s stockholders and board of directors, Mr. Kingstone will remain as Chairman of the Board of Directors of the Company for 2006. In consideration for serving as chair for 2006, the Company will pay Mr. Kingstone $15,000 on the date of the 2006 annual stockholders meeting and such additional compensation as is paid to all outside directors of the Company.

The Transition Agreement also provides that in consideration of the Severance Payment, Mr. Kingstone will continue to work toward collecting the judgment awarded to the Company in a lawsuit filed by the Company against various defendants in the Circuit Court in and for Orange County Florida (case number CI-99-9392) and any sums that can be obtained by the Company in certain related litigation. The Transition Agreement amends the Contingent Proceeds Participation Agreement between the Company and Mr. Kingstone dated September 19, 2003 by, among other things, increasing the percentage of net proceeds received by the Company from such litigation that is payable to Mr. Kingstone from 25% to 50% in consideration of Mr. Kingstone’s continuing collection activities relating to such lawsuits.

The Transition Agreement further provides that the Company shall (i) transfer ownership to Mr. Kingstone of his Company laptop computer; (ii) grant Mr. Kingstone a fully vested stock option to purchase 60,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of the Termination Agreement and (iii) subject to shareholder approval, grant to Mr. Kingstone a fully vested warrant to purchase 289,187 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of the Transition Agreement.

The Transition Agreement also provides that Mr. Kingstone shall enter into a non-competition, confidential information and invention assignment agreement with the Company. Except as set forth therein, the Transition Agreement supersedes all prior employment agreements between the Company and Mr. Kingstone including the Existing Employment Agreement, which terminated effective December 31, 2005.

On September 27, 1996, Nexxus Lighting entered into a lease agreement with Max King Realty, an entity controlled by Mr. Kingstone, our Chairman of the Board and former President and Chief Executive Officer, for approximately 70,000 square feet of warehouse and office space. We began occupying this facility in August 1997. The lease term expired in June 2012. Rental payments for the year ended December 31, 2006 were $623,041. The lease agreement was approved by all of the disinterested directors of Nexxus Lighting, with Mr. Kingstone abstaining from the vote. At the time we entered into the lease agreement, based on then current economic conditions, the real estate market, and our prospects, we believed that the transaction was on terms, when taken as a whole, no less favorable to Nexxus Lighting than could generally be obtained from unaffiliated third parties.

On November 30, 2006, Nexxus Lighting entered into a new five year operating lease agreement with EastGroup Properties, L.P. The Company leases approximately 34,000 square feet of office, distribution and light manufacturing space in Orlando, Florida for its new manufacturing facility. In connection with executing the lease for the Company’s new facility, on November 29, 2006, the Company entered into a lease termination agreement with Max King Realty, Inc. (“Max King Realty”), a company controlled Brett M. Kingstone, the Company’s chairman of the board, to terminate the capital lease with Max King Realty for the Company’s existing facility. Max King Realty was willing to accommodate the Company’s desire to terminate its obligations under the lease for its current facility by terminating the lease, repaying the third party indebtedness secured by the premises and selling the premises to an unrelated third party.

In connection with accommodating the Company’s request for early termination of the lease of its existing facility, Max King Realty incurred a prepayment penalty to a third party lender for the early repayment of the indebtedness secured by the leased premises in an amount equal to approximately $332,800. The Company agreed to pay Max King Realty the full amount of the prepayment penalty by delivery of an unsecured promissory note in the principal amount of $332,846, bearing interest at a rate of 7.5% per annum. The promissory note was paid in full in January 2007.

Code of Business Conduct and Ethics

Nexxus Lighting has set forth its policy on ethical behavior in a document called “Code of Business Conduct and Ethics.” This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-B promulgated by the SEC. The text of this code of business conduct and ethics is posted on our internet site at www.nexxuslighting.com, where we may also disclose any amendments to and waivers of the code.

PROPOSAL 1: ELECT SEVEN DIRECTORS

The Board has nominated seven directors for election at the Annual Meeting to serve until the 2008 Annual Meeting of Stockholders, or until their successors are elected and qualified. All nominees are currently directors of Nexxus Lighting.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Brett M. Kingstone Chairman of Board of Directors Age 47

Mr. Kingstone is our founder. He was employed by us in a senior executive capacity from our formation in 1991 until December 31, 2005. He has been chairman of the company’s board of directors since our formation in 1991. Mr. Kingstone resigned as President and Chief Executive Officer of the Company on December 31, 2005, but remained the Chairman of the Board. From July 1999 through December 31, 2005, Mr. Kingstone served as our Chief Executive Officer and President. From November 1997 to July 1999, Mr. Kingstone served as our Chairman and Chief Executive Officer. From our inception to November 1997 he was Chairman, Chief Executive Officer and President. Since stepping down as our President and Chief Executive Officer on December 31, 2005, Mr. Kingstone has served as an independent consultant to Nexxus Lighting and has managed Max King Realty, a commercial real estate company he has owned since 1994. From October 1985 until January 1991, Mr. Kingstone served as an independent consultant in the area of fiber optic technology.

From December 1988 until October 1989, he served as President of Fibermedia Corporation in Boulder, Colorado.

From January 1984 to August 1985, he was a partner in Kingstone Prato, Inc., a venture capital partnership in Boulder, Colorado. From August 1981 through December 1983, he served as Vice President of Sales of Gekee Fiber Optics, Inc. in Palo Alto, California. Mr. Kingstone is a graduate of Stanford University and the author of three books - The Student Entrepreneur’s Guide (McGraw-Hill), The Dynamos (John Wiley & Sons; Koksaido Press) and The Real War Against America (Specialty Publishing Company).

Michael A. Bauer President and CEO Age 42

Effective January 1, 2006, Mr. Bauer became our President and Chief Executive Officer. Mr. Bauer joined the Company in October 2004 as the Company’s Vice President of Sales & Marketing and served in that position through December 31, 2005. Mr. Bauer became a director of the Company in January 2006. He was elected to fill a vacancy on the board of directors. Prior to joining the Company in 2004, Mr. Bauer served as an executive consultant to General Electric, Lighting Systems division and owned and operated Pro Lighting, Inc., a sports lighting systems supplier. From 2000 to 2002, he served as Vice President of Sales for Lighting Corporation of America, a nine-brand division of US Industries, Inc., based in Spartanburg, South Carolina and from 1998-2000 as Vice President of Sales for Cooper Lighting, a division of Cooper Industries (NYSE: CBE) based in Elk Grove Village, IL. From 1995 to 1998, Mr. Bauer oversaw the Lumark, McGraw-Edison and Cooper Utility brands for Cooper Lighting. Mr. Bauer began his career with General Electric’s Lighting Division in 1988 and held various roles in operations, product development and sales management.

Edgar Protiva Director Age 66

Mr. Protiva became a director of Nexxus Lighting in March 1994. He is currently engaged in selective merchant banking activities. From 1988 to 2000, he established and managed the North American office of Wendigo Inc., a foreign based equity and property investment company. From 1980 to 1990, he was a general partner of Pro Equities, a venture capital limited partnership which invested in semi-high tech privately-held companies. At Wendigo, Mr. Protiva engaged in developing business plans, served as CFO and CEO on an interim basis and was a member of the board of directors. Also in 1980, Mr. Protiva co-founded Montgomery Associates which offered economic analysis and financial planning for international projects, primarily in the Middle East. After selling his interests in Montgomery Associates, Mr. Protiva established KCL Associates to engage in various merchant banking activities. From 1968 to 1980, Mr. Protiva was engaged in commercial and international banking culminating as VP/Manager of the international division of Union Bank of California, and participating as a guest lecturer at the Institute of Banking and Finance at St. Mary’s College in California.

Brian McCann Director Age 41

Mr. McCann became a director of Nexxus Lighting in October 1995. Since 1996, Mr. McCann has held successive positions with ADVA Optical Networking, Inc., a manufacturer of optical networking systems used for high-speed metropolitan area telecommunication and enterprise networks. Currently, Mr. McCann is serving as Chief Marketing and Strategy Officer of ADVA AG Optical Networking and President of ADVA Optical Networking, Inc., the U.S. subsidiary of ADVA AG in Munich, Germany. Prior to joining ADVA Optical Networking in 1996, Mr. McCann was the Director of Sales and Marketing for 3M Corp, Specialty Optical Fiber Group.

Fritz Zeck Director Age 65

Mr. Zeck became a director of Nexxus Lighting in January 1999. From 1994 until retiring in December 2002, Mr. Zeck served as President of Cooper Lighting, Inc., a manufacturer of lighting products. From 1985 until 1994, he served as Vice President of Sales for Cooper Lighting. Mr. Zeck joined Metalux in 1976 where he was Regional Sales Manager for the Central portion of the United States. He founded Lumark Lighting in 1978, which was a division of Metalux

Anthony Nicolosi Director Age 46

Mr. Anthony Nicolosi became a Director of the Company, effective August 1, 2003. He was elected to fill a vacancy on the Board of Directors. Mr. Nicolosi is the Senior Vice President of Volvo Financial Services LLC, a publicly held company headquartered in Gothenburg, Sweden with annual revenues of approximately $29 billion. Prior to joining Volvo Financial Services LLC, Mr. Nicolosi was the President and Chief Operating Officer for Volvo Finance North America, Inc., a subsidiary of Ford Motor Credit Corporation since 2001. Mr. Nicolosi joined Volvo Finance North America in October 1998, as Vice President Operations. From January 1997 through October 1998, Mr. Nicolosi was General Manager of the New Jersey Market Area with Volvo Cars of North America, Inc. Prior to joining Volvo Cars of North America, Mr. Nicolosi worked for the public accounting firm N.L. Fish & Company of Englewood Cliffs, NJ. Mr. Nicolosi is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants, and the New Jersey Society of Certified Public Accountants.

Anthony T. Castor III Director Age 55

Mr. Castor became a director of Nexxus Lighting in October 2004. He was elected to fill a vacancy on the Board of Directors. Mr. Castor is currently the President and Chief Executive Officer of Katy Industries, a publicly held company with annual revenues of approximately $450 million dealing with both consumer and commercial products. Prior to joining Katy Industries in 2005, Mr. Castor was the president of Chromalox, Inc., a manufacturer of electric heating products located in Pittsburgh, PA. From early 2000 to 2002, Mr. Castor served as President, Chief Executive Officer and a Director of the Morgan Group, Inc., a specialty transportation company. Mr. Castor joined the Morgan Group in a turnaround capacity and during his tenure the primary assets of the company were divested prior to liquidating the remaining assets of the company. The Morgan Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in 2002. From January 1998 until January 2000, Mr. Castor served as President and Chief Executive Officer of Precision Industrial Corporation, a worldwide supplier of capital equipment for processing metal. From 1993 until 1997, Mr. Castor was the President and Chief Executive Officer of Hayward Industries, Inc., a worldwide supplier of pumps, filters, heaters and other accessories for the pool and spa industries as well as industrial filtration equipment. From 1987 to 1993, Mr. Castor was Corporate Vice President of Crompton & Knowles Corporation, a supplier of specialty chemicals and process equipment and President of its wholly-owned subsidiary, Ingredient Technology Corporation. Mr. Castor previously served as a director of Nexxus Lighting from September, 1996 through May, 2003.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR.

PROPOSAL 2: APPROVE AMENDMENT TO 2003 STOCK INCENTIVE PLAN

The Board of Directors of the Company is recommending that the stockholders approve an amendment to the 2003 Stock Incentive Plan (the “2003 Plan”), as described below.

Description of Amendment to the 2003 Plan

On February 22, 2007, the Board of Directors, upon the unanimous recommendation of the Stock Option Committee, approved, subject to stockholder approval, an amendment (the “Amendment”) to the 2003 Plan (the “Amended Plan”). The proposed Amendment would increase the number of shares of common stock available for issuance under the 2003 Plan by 220,000 shares, so that an aggregate of 670,000 shares of common stock would be available for grant under the Amended Plan. In all other respects, the 2003 Plan would remain unchanged.

In making its recommendation to the Board of Directors, the Stock Option Committee considered the recent history of the Company’s discretionary option grants under the 2003 Plan, the intended purpose of the 2003 Plan, a comparative analysis of other companies in the lighting industry and companies of similar size, and the total number of shares that would be reserved for issuance under the Amended Plan (representing approximately 10% of the currently outstanding shares of common stock).

The Company currently grants stock options to directors, consultants and a broad group of employees, including executive officers, to align their interests with those of stockholders. In addition, we plan to explore potential strategic acquisitions that could expand our product and technology platform as it relates to advanced lighting systems. Although we currently have no commitments or agreements to make any acquisitions, any such acquisitions could potentially increase the employee population. An increase in the number of employees who will be eligible to receive stock option grants will require a larger share reserve under the 2003 Plan than is currently available. As of December 31, 2006, there were 19,767 shares of common stock available for future grant under the 2003 Plan.

The 2003 Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including directors, executives and other employees, and consultants and advisors of the Company and its affiliates who are experienced in the lighting industry and in running growing businesses. The 2003 Plan also provides additional incentive to such persons to act with the long-term perspective necessary to promote the continued success of the Company’s business. We believe that by providing directors, executives and other employees, and consultants and advisors of the Company and its affiliates a direct stake in the Company’s welfare, stock options encourage them to focus on enhancing the value of our stockholders’ investments and assure a closer identification of their interests with those of the Company and its stockholders.

Initially, the 2003 Plan authorized the issuance of 450,000 shares of common stock, of which 19,767 shares of common stock remained available for issuance as of December 31, 2006. The Board of Directors believes that the increase in the aggregate number of common shares available for future grants under the 2003 Plan is appropriate to permit the continued grant of options to directors, executives and other employees, and consultants and advisors of the Company and its affiliates. The Amendment has been adopted and approved by the Board of Directors; however, if the Amendment is not approved by the stockholders, the Amendment will not become effective and the amount of common shares available for issuance under 2003 Plan will remain at 450,000.

Summary Description of 2003 Stock Incentive Plan

The following summary of the Amended Plan is not intended to be complete and is qualified in its entirety by reference to the 2003 Plan, a copy of which may be obtained from the Company upon written request. The full text of the Amendment is set forth in Annex A hereto.

On September 18, 2003, the Board of Directors adopted the 2003 Plan, subject to approval by the Company’s stockholders.

Purposes. The purpose of the 2003 Plan is to promote the long-term success of the Company and the creation of stockholder value by (i) encouraging employees, non-employee directors and consultants to focus on critical long-range objectives, (ii) encouraging the attraction and retention of employees, non-employee directors and consultants with exceptional qualifications and (ii) linking employees, non-employee directors and consultants directly to stockholder interests through increased stock ownership. The 2003 Plan seeks to achieve this purpose by providing for awards in the form of options (which may constitute incentive stock options (“ISO”) or nonstatutory stock options (“NSO”)).

Administration and Duration. The Plan is administered by a committee of the Board (the “Committee”) or the Board acting as the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. The Committee (i) selects the employees, non-employee directors, consultants and advisors (“Participants”) who are to receive incentive stock options or non-statutory stock options (“Awards”) entitling the holder to purchase the Company’s common stock (“Common Shares”) under the 2003 Plan, (ii) determines the type, number, vesting requirements and other features and conditions of such Awards, (iii) interprets the 2003 Plan and (iv) makes all other decisions relating to the operation of the 2003 Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the 2003 Plan. The Committee’s determinations under the 2003 Plan are final and binding on all persons. The Board of Directors may, at any time and for any reason, terminate the 2003 Plan, except that no ISOs may be granted on or after the 10th anniversary of the later of (a) September 18, 2003 or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under the 2003 Plan that was approved by the Company’s stockholders.

Limit on Awards under the 2003 Plan. The maximum number of Common Shares as to which stock options may be granted under the 2003 Plan as proposed to be amended is 670,000 (subject to adjustment as set forth below). Awards granted to any Participant in a single fiscal year of the Company shall not cover more than 75,000 Common Shares, except that Awards granted to a new employee in the fiscal year of the Company in which his or her service first commences shall not cover more than 100,000 Common Shares. The Common Shares to be delivered under the 2003 Plan may be authorized but unissued shares or treasury shares. If Awards are forfeited or terminate for any reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Awards under the 2003 Plan. If Common Shares issued upon the exercise of Awards are forfeited, then such Common Shares shall again become available for the grant of NSOs under the 2003 Plan.

Eligibility. All employees, non-employee directors, consultants and advisors of the Company and its affiliates (aggregating approximately 56 persons at March 31, 2007) are eligible to participate in the 2003 Plan. From time to time, the Committee will select the employees, non-employee directors, consultants and advisors who are to receive Awards under the 2003 Plan and determine the type, number, vesting requirements and other features and conditions of such Awards.

Grant of Options. Options granted under the 2003 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of any ISO granted may not be less than the fair market value of the Common Shares on the date the option is granted. In the case of an NSO, the exercise price may vary in accordance with a predetermined formula set forth in the stock option agreement. The exercise price is payable in cash or, if the grant provides, in Common Shares. The 2003 Plan allows the Committee to make unvested stock options immediately exercisable upon a change of control of the Company.

Generally, all ISO’s terminate after a ten-year period from the date of the grant; however, an ISO may be exercisable for a period of up to ten years and six months, if necessary, to conform with or take advantage of certain governmental requirements, statutes or regulations.

The Committee determines the terms of each stock option grant at the time of the grant.

Transferability. Unless otherwise determined by the Committee, awards granted under the 2003 Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any Awards may be exercised only by the Participant.

Certain Adjustments. In the event of a subdivision of outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following: (i) the number of options available for future Awards under the 2003 Plan; (ii) the number of Common Shares covered by each outstanding option and the share limits set forth in the 2003 Plan; (iii) the number of Common Shares included in the options that will automatically be granted to non-employee directors under the 2003 Plan; and (iv) the exercise price for each outstanding option. To the extent not previously exercised, options will terminate immediately prior to the dissolution or liquidation of the Company.

Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding options shall be subject to the agreement of merger or reorganization. Such agreement may, but shall not be required to, provide for (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (ii) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (iv) full exercisability or vesting and accelerated expiration of the outstanding Awards or (v) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Amendment or Termination. The Board of Directors may, at any time and for any reason, amend or terminate the 2003 Plan. An amendment of the 2003 Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards may be granted under the 2003 Plan after the termination thereof. The termination of the 2003 Plan, or any amendment thereof, shall not affect any Award previously granted under the 2003 Plan.

Awards to be Granted to Certain Individuals and Groups. The nature and type of Awards that employees, non-employee directors, consultants and advisors may receive under the 2003 Plan in the future is in the discretion of the Committee and therefore cannot be determined in advance, except that the 2003 Plan provides that each non-employee director shall receive a one-time grant of a NSO covering 6,000 Common Shares when he or she first becomes a member of the Board of Directors. Each such NSO will be granted on the date when such non-employee director first joins the Board and will become exercisable in full six months after the date of grant. A non-employee director who previously was an employee of the Company will not receive a grant under this provision unless otherwise determined by the Committee. In addition, upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2004 or thereafter, each non-employee director who will continue serving as a member of the Board thereafter shall receive an NSO covering 4,000 Common Shares. Such NSOs will become exercisable in full six months after the date of grant. Also, the chairperson of the Audit Committee receives an additional annual grant of options to purchase 2,000 shares of common stock, and each of the chairpersons of the Stock Option Committee, the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 1,000 shares of common stock. A non-employee director who previously was an employee is eligible to receive grants under this provision. The exercise price under all NSOs automatically granted to a non-employee director shall be equal to 100% of the fair market value of a Common Share on the date of grant. All NSOs automatically granted to a non-employee director shall terminate on the earliest of (i) the 10th anniversary of the date of grant or (ii) the date three months after the termination of such non-employee director’s service to the Company for any reason. The Committee may provide that the NSOs that otherwise would be automatically granted to a non-employee director shall instead be granted to an affiliate of such non-employee director. Such affiliate shall then be deemed to be a non-employee director for purposes of the 2003 Plan, provided that the service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the service of the non-employee director.

Except as set forth above with respect to our non-employee directors, as of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 2003 Plan except pursuant to the Employment Agreement between the Company and Michael A. Bauer, the Company agreed to grant Mr. Bauer (i) an option to purchase 25,000 shares of the Company’s common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date of such Employment Agreement, vesting on January 15, 2007, provided that the Company achieves certain financial milestones set forth in the Company’s 2006 Board approved operating plan and (ii) an option to purchase 75,000 shares of the Company’s common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date of such Employment Agreement, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that the Company achieves certain financial milestones set forth in the Company’s 2007 Board approved operating plan. If the financial milestones are not achieved by the Company, a percentage of the applicable stock option may vest, based on the portion of the milestone that was achieved.

The following table, sets forth information with respect to the grant of Awards under the 2003 Plan to the executive officer named in the Summary Compensation Table above, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the year ended December 31, 2006:

Name and Position	Weighted Average Exercise Price Per Share $	Number of Shares Underlying Options Granted

Michael A. Bauer, President and Chief Executive Officer	$2.20	50,000
All current executive officers as a group (1 person)	$2.20	50,000
All current non-employee directors as a group (6 persons)	$2.75	25,000
All employees, excluding executive officers, as a group	$3.54	13,550

U.S. Tax Treatment of Options

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired upon exercise of the ISO over the exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the exercise price (or, if less, the excess of the amount realized upon disposition over the exercise price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the exercise price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s basis in such shares is equal to the sum of the exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Certain Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for the annual compensation in excess of $1 million paid to each of the chief executive officer and the other four most highly compensated officers of a company. Compensation which qualifies as performance-based compensation is not included in applying this limitation. Under the 2003 Plan, the Committee may, but is not required to, grant awards that satisfy the requirements to constitute performance-based compensation.

For purposes of this summary, we have assumed that no Award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any Award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of these tax rules (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an Award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the Award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

In all cases, recipients of Awards should consult their tax advisors regarding the tax treatment of any Awards received by them.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise of options and awards under the 2003 Plan to non-employee directors and to employees outside the United States may be taxed on a different basis.

Our common stock is traded on The NASDAQ Capital Market under the symbol “NEXS.” On April 17, 2007 the last reported sale price of our common stock reported on The NASDAQ Capital Market was $4.13.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 2003 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.

PROPOSAL 3: RATIFY APPOINTMENT OF INDEPENDENT AUDITORS FOR 2007

We are asking you to ratify the Board’s appointment of Cross, Fernandez & Riley, LLP, independent registered public accountants, as our independent auditors for fiscal year 2007. The Audit Committee recommended the selection of Cross, Fernandez & Riley, LLP to the Board. Cross, Fernandez & Riley, LLP has served as our independent auditors since October 2001.

Representatives of Cross, Fernandez & Riley, LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROSS, FERNANDEZ & RILEY, LLP AS THE INDEPENDENT AUDITORS FOR NEXXUS LIGHTING.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Cross, Fernandez & Riley, LLP (formerly Gallogly, Fernandez & Riley, LLP) for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by Cross, Fernandez & Riley, LLP during those periods.

	2006	2005
Audit fees:[1]	$125,631	$102,712
Audit related fees:[2]	0	0
Tax fees:[3]	6,825	6,500
All other fees:[4]	0	0

Total	$132,456	$109,212

(1)

Audit fees consisted principally of services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-KSB and review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-QSB filed during the years ended December 31, 2006 and 2005 and for review of other documents filed with the Securities and Exchange Commission during those fiscal years.

(2)	Cross, Fernandez & Riley, LLP was not engaged to provide audit related services to the company during the fiscal years ending December 31, 2006 and 2005.
(3)	Tax fees consisted principally of corporate income tax compliance and reporting and global tax planning services for the years ended December 31, 2006 and 2005.
(4)	The Company generally does not engage Cross, Fernandez & Riley, LLP for “other” services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.

Audit services include audit and review work performed on the annual and quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, review of SEC filings, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.

Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61; and

•

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No 1., Independence Discussions with the Audit Committee) and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Anthony Nicolosi

Fritz Zeck

Edgar Protiva

Anthony T. Castor III

Other Matters

Management does not know of any matters to be presented for action at the meeting other than the election of directors and the ratification of the independent auditors as further described in the Notice of Annual Meeting of Stockholders. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read our SEC filings over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy documents at the SEC’s public reference room at Room 1580, 100 F Street, NE, Washington, D.C. 20549.

We are delivering our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 with this proxy statement, form of proxy and notice of annual meeting of stockholders. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-KSB at no additional cost. All requests for copies should be directed to our President and Chief Executive Officer at Nexxus Lighting, Inc., 9400-200 Southridge Park Court, Orlando, Florida 32819.

Information About Stockholder Proposals

Any stockholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2008 Annual Meeting must forward the proposal to the Corporate Secretary at the address set forth below in time to arrive at our offices no later than December 27, 2007. This deadline will change in accordance with the rules and regulations promulgated by the Securities and Exchange Commission if the date of the 2008 Annual Meeting is 30 calendar days earlier or later than May 17, 2008. The notice provided by the stockholder must contain:

•	a complete and accurate description of the proposal;
•

a statement that the stockholder (or the stockholder’s legal representative) intends to attend the meeting and present the proposal and that the stockholder intends to hold of record securities entitled to vote at the meeting through the meeting date;

•	the stockholder’s name and address and the number of shares of our voting securities that the stockholder holds of record and beneficially as of the notice date; and
•	a complete and accurate description of any material interest of such stockholder in such proposal.

Stockholders who intend to present a proposal at the Company’s 2008 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 11, 2008.

All stockholder proposals are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (regardless of whether included in the proxy materials), and applicable Delaware law.

If you wish to submit a stockholder proposal for the 2008 Annual Meeting of Stockholders or if you would like a copy of our Bylaws (without charge), please write to the Corporate Secretary, Nexxus Lighting, 9400-200 Southridge Park Court, Orlando, Florida 32819.

Communications to the Board

Stockholders may communicate with the Nexxus Lighting Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Nexxus Lighting, Inc., 9400-200 Southridge Park Court, Orlando, Florida 32819. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

By order of the Board of Directors,

Michael A. Bauer,

President and Chief Executive Officer

April 25, 2007

Annex A

Amendment to the Super Vision International, Inc.

2003 Stock Incentive Plan

WHEREAS, the Super Vision International, Inc. 2003 Stock Incentive Plan (the “Plan”) is currently in effect; and

WHEREAS, Super Vision International, Inc. (the “Company”) wishes to amend the Plan.

NOW, THEREFORE, subject to approval of the Company’s stockholders, the Plan is hereby amended effective February 23, 2007 as follows:

1. Section 3.1 of the Plan is hereby amended in its entirety by deleting all of its text, and replacing it with the following text:

“3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options awarded under the Plan shall not exceed (a) 670,000 plus (b) the additional Common Shares described in Section 3.2. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 8.”

A-1

NEXXUS LIGHTING, INC.

Proxy for 2007 Annual Meeting of Stockholders to be held on May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Nexxus Lighting, Inc. hereby constitutes and appoints Michael A. Bauer, as attorney and proxy, with the full power to appoint a substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Nexxus Lighting, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nexxus Lighting, Inc. to be held Thursday, May 17, 2007, or at any and all adjournments or postponements thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 25, 2007.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

NEXXUS LIGHTING, INC.

May 17, 2007

Please date, sign, and mail

your proxy card back in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1.	To vote for election of the following nominees as directors to hold office for one-year terms or until their successors are elected and qualified.	2.	To approve the amendment of our 2003 Stock Incentive Plan to increase the number of shares authorized for issuance.	☐	☐	☐

NOMINEES:
			FOR	AGAINST	ABSTAIN
		3. To ratify the appointment of Cross, Fernandez & Riley, LLP as independent auditors for 2007.	☐	☐	☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Brett M. Kingstone O Edgar Protiva O Brain McCann O Anthony Nicolosi O Michael A. Bauer O Fritz Zeck O Anthony T. Castor III

4.      In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, “FOR” THE AMENDMENT OF THE 2003 STOCK INCENTIVE PLAN AND THE PROXY HOLDER WILL VOTE ON ANY MATTER UNDER PROPOSAL NO. 4 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.